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                                                                  EXHIBIT (a)(8)



                                                                    NEWS RELEASE


                                                           FOR IMMEDIATE RELEASE


                                                                JANUARY 22, 1998



                 ADVANCED ENVIRONMENTAL SYSTEMS, INC. ANNOUNCES


                           EXTENSION OF TENDER OFFER



     Advanced Environmental Systems, Inc. (AES) announced today that AES Acquisition Corp., an indirect wholly owned subsidiary of Philip Services Corp. is extending its previously announced offer to purchase all outstanding shares of common stock of AES for $0.0059 per share until 12:00 Midnight EST, Monday, January 26, 1998, unless further extended in accordance with the related Offer to Purchase. The offer was previously scheduled to expire on January 23, 1998. The terms of the extended offer otherwise remain the same as those of the original offer as set forth in the offering materials filed with the Securities and Exchange Commission on December 24, 1997.


     According to Corporate Stock Transfer, Inc., the depositary for the tender offer, as of the close of business on January 21, 1998, 101,770,160 shares of AES common stock have been validly tendered and not withdrawn pursuant to the tender offer, none of which shares were tendered pursuant to a notice of guaranteed delivery.